EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 4/18/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.49%	1.35%	13.20%
Class B Units	0.47%	1.31%	12.90%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED APRIL 18, 2008

Grant Park posted profits during the past week.  The energy and soft/agricultural sectors accounted for the gains, while the equity indices and financial sectors contributed to a majority of the losses.

For the second week in a row the energy markets were most profitable for the portfolio.  After some minor recent pullbacks, prices in the energy markets surged upwards last week.  The natural gas and crude oil markets were the biggest winners for the portfolio as prices increased by 6.93% and 5.88% respectively.  Supply uncertainties were the main drivers behind price hikes with reports of below-average natural gas inventories and crude oil output concerns for many of the world’s oil producing nations (namely Russia, Mexico, Nigeria, and OPEC nations).

Long positions in the soft/agricultural commodities sector reported gains after corn finished the week at $5.995/bushel, up 2.60% from last week’s close.  Prices rallied mid-week on news of heavy rains hitting the Midwest only before dropping slightly Friday as storm fronts missed the region.  With weather patterns not serving as a strong indicator of prices last week, analysts attributed rising commodity prices to the further weakening of the U.S. dollar and increasing demand for food abroad.

A rally in the equity indices spurred minor losses during the week.  The belief of many speculators that the nation’s troubles in the credit markets may be subsiding pushed prices in the equity markets upward.  Strong earnings reports from top technology companies, such as Google, IBM, and Intel, and better than expected earnings from Citigroup helped fuel a price increase in global equity indices which moved against the portfolio’s short positions.

Lastly, the fixed income sector posted the biggest losses by the end of the week.  Recent speculation regarding the calculation of the London Interbank Offered Rate (LIBOR, the rate at which banks offer to lend money to other banks in the London interbank market) has caused a disruption in the fixed income markets.  In response to LIBOR concerns, yield rates on U.S. fixed income products have spiked driving down futures prices across the interest rate sector.  Grant Park’s fixed income losses were primarily driven by long positions in the T-Note and Eurodollar markets.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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